Exhibit No. 2(a)

                      Agreement and Plan of Reorganization
                           and Corporation Separation
                                    (NUCLEAR)

     AGREEMENT, made June 26, 2000, effective as of July 1, 2000, among Baltimore Gas and Electric Company ("Distributing"), a Maryland corporation, Calvert Cliffs Nuclear Power Plant, Inc ("Controlled 2"), a Maryland
corporation, Constellation Energy Group, Inc., a Maryland corporation ("Parent"), and Constellation Nuclear LLC ("Nuclear LLC") a single member Maryland LLC that is a disregarded entity for federal income tax purposes (collectively, the "Parties").

                                    Recitals
                                    --------

     1.  Distributing  owns all the assets of its  nuclear  generation  business
(including Units 1 and 2 at its Calvert Cliffs nuclear power plant and the independent spent fuel storage facility) and all of the stock of Controlled 2; and

     2. As a result of the deregulation of Distributing's electric generation assets in accordance with Maryland's Electric Customer Choice and Competition Act of 1999 and Maryland Public Service Commission Order No. 75757 ("PSC Order"), it is the desire of Distributing to separate its nuclear generation business from its transmission and distribution business by transferring its nuclear generation business to Controlled 2 effective July 1, 2000 (the "Effective Date");

     3. Distributing also intends to separate its fossil generation assets from its transmission and distribution assets by transferring its fossil generation assets to another entity pursuant to a separate agreement; and

     4. On the Effective Date, Distributing will distribute the stock of Controlled 2 to Parent and Parent will then contribute the stock of Controlled 2 to Nuclear LLC.

     NOW THEREFORE, in consideration of the mutual covenants and agreements herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

      1. Transfer of Assets; Assumption of Liabilities; Allocation of Debt
      --------------------------------------------------------------------

     A. Transfer of Assets. On the Effective Date, Distributing will assign, transfer and deliver to Controlled 2 all of its right, title and interest in its nuclear generation assets.

     B. Assumption of Liabilities. On the Effective Date, Controlled 2 agrees to assume and become responsible for liabilities, contracts and obligations relating to Distributing's nuclear generation assets and business, whether accrued, contingent, or otherwise including the obligation to decommission the Calvert Cliffs nuclear power plant and independent spent fuel storage facility (collectively, the "Facilities") in accordance with all applicable laws and regulations.

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     C. Allocation and Assumption of Debt. On the Effective  Date,  Controlled 2
will assume the rights and obligations of Distributing with respect to the tax exempt debt set forth in Exhibit A hereto that was entered into by Distributing to finance certain pollution control equipment installed at the Calvert Cliffs nuclear power plant.

       2. Nuclear Decommissioning Funds and Competitive Transition Charge
       ------------------------------------------------------------------

A. Decommissioning Funds.

     (1) Assignment. On the Effective Date, Distributing will assign, transfer and deliver to Controlled 2 all of its right, title and interest free and clear of any liens or other encumbrances in (a) the qualified and nonqualified decommissioning trust funds maintained by Distributing ("Master Trust") established to decommission the Facilities; and (b) the revenue to be collected from Distributing's electric customers for the decommissioning of the Facilities that is included in the electric service rates of Distributing as specified in the PSC Order.

     (2) Collection Agreement. Distributing and Controlled 2 have executed a Decommissioning Funds Collection Agent Agreement, substantially in the form attached hereto as Exhibit B, pursuant to which Distributing will collect decommissioning funds for decommissioning the Facilities from its electric customers and will remit such funds to Controlled 2 beginning on the Effective Date.

B. Competitive Transition Charge.

     (1) Assignment. On the Effective Date, Distributing will assign, transfer and deliver to Controlled 2 all of its right, title and interest in 90% of the revenue collected from Distributing's electric customers through the imposition of the competitive transition charge ("CTC") representing the amount of stranded costs attributable to the Calvert Cliff's nuclear power plant.

     (2) Collection Agreement. Distributing and Controlled 2 have executed a Competitive Transition Charge Collection Agent Agreement, substantially in the form attached hereto as Exhibit C, effective concurrently with the transfer of nuclear assets and liabilities, pursuant to which Distributing will collect the CTC authorized by the PSC Order from its electric customers and remit 90% of it to Controlled 2 beginning on the Effective Date. The remittance of the CTC shall be adjusted by the SOS Offset as specified in Exhibit C.

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                      3. Distribution of Controlled 2 Stock
                     -------------------------------------

     On the Effective Date, Distributing will distribute all its common stock in Controlled 2 to Parent, which shall constitute all its stock outstanding.

                      4. Contribution of Controlled 2 Stock
                     -------------------------------------

     Immediately after the distribution of Controlled 2 stock to Parent, Parent will contribute 100% of Controlled 2 stock to Nuclear LLC.

                           5. Intentionally left blank
                          ---------------------------

                         6. Conditions to Effectiveness
                         ------------------------------

     The Parties acknowledge that each of the following conditions have been met:

A. Governmental Approvals. The following approvals have been received:

     (1) Ruling by the Internal Revenue Service that the transactions described therein will constitute a tax-free corporate separation under ss.368 and ss.355 of the Internal Revenue Code of 1986, as amended and that neither Distributing, Controlled 2, nor Parent will recognize any gain or loss or otherwise take any income or deduction into account by reason of the transfer of the assets and liabilities set forth in Paragraph 1.

     (2) Approval of the Maryland Public Service Commission of Distributing's application for transfer of its generating assets to Controlled 2.

     (3) Approval of the Federal Energy Regulatory Commission (FERC) of the Joint Application under Section 203 of The Federal Power Act for the Disposition of Jurisdictional Facilities.

     (4) Approval of the FERC of the Application under Section 204 of The Federal Power Act for the Authorization for Controlled 2 to Issue Securities and Assume Liabilities.

     (5) Approval of the FERC of the Joint Application - Authorization for Controlled 2 to Make Sales of Capacity, Energy, and Ancillary Services at market-based rates pursuant to Controlled 2 FERC Rate Schedule.

     (6) Approval of the FERC of the Joint Application - Acceptance for filing of the Interconnection Agreement applicable to Controlled 2 and Distributing.

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     (7) Approval of the FERC of the Joint  Application  -  Cancellation  of the
Codes of Conduct applicable to Constellation Power Source, Inc. (an affiliate of Parent) and Distributing.

     (8) Approval of the FERC of the Controlled 2 application for determination of exempt wholesale generator ("EWG") status within the meaning of Section 32(a)(1) of PUHCA.

     (9) Approval of the FERC of the Power Sales Agreements between Distributing and Constellation Power Source, Inc. ("CPS") and Controlled 2 and CPS.

     (10) Approval of the Nuclear Regulatory Commission of Distributing's application to transfer to Controlled 2 and to amend License Nos. DTR-53, DPR-69 and SNM-2505 for Calvert Cliffs unit 1, Calvert Cliffs unit 2, and Calvert Cliffs independent spent fuel storage facility, respectively.

     (11) Receipt of all governmental approvals required for closing under that certain Agreement and Plan of Reorganization and Corporate Separation of even date herewith among Distributing, Parent, Constellation Power Source Generation, Inc., Constellation Enterprises, Inc. and Constellation Holdings, Inc.


B. Other Agreements and Delivery of Documents.

     (1) Controlled 2 and Distributing have agreed on the proper allocation or proration of additional assets, items and liabilities, and each Party has executed and delivered all documentation reasonably requested by either party necessary to consummate the transactions contemplated in this Agreement.

     C. Orders and Laws.  There is not in effect any  governmental  order or law
restraining,   enjoining,   or  otherwise  prohibiting  or  making  illegal  the
consummation of any of the transactions contemplated by this Agreement.

                                7. Miscellaneous
                                ----------------

     This Agreement shall be governed by the laws of the State of Maryland. Neither this Agreement nor any of the Parties' rights or obligations hereunder may be assigned, in whole or in part, by any Party whether by operation of law or otherwise without the prior written consent of all of the other Parties.

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                                                Constellation Energy Group, Inc.



                                                By: ____________________________


                                              Baltimore Gas and Electric Company



                                               By: _____________________________


                                                      Constellation Nuclear, LLC



                                               By: _____________________________


                                        Calvert Cliffs Nuclear Power Plant, Inc.



                                              By: ______________________________


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                                  Exhibit List
                                  ------------



Exhibit A - Schedule of Distributing's Tax Exempt Debt to be assumed by Controlled 2

Exhibit B - Decommissioning Funds Collection Agent Agreement

Exhibit C - Competitive Transition Charge Collection Agent Agreement and calculation of percent attributable to Calvert Cliffs Nuclear Power Plant

We agree to furnish supplementally a copy of the omitted exhibits to the Commission upon request.


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